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                                                                      EXHIBIT 11

               VERTEX COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share data)


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                                                                          For the year ended September 30,
                                                                       --------------------------------------
                                                                       1995           1994             1993
-------------------------------------------------------------------------------------------------------------
PRIMARY
-------

Weighted average number of shares outstanding
    during the period                                                   4,454            4,610          4,107

Assume exercise of warrants and options at
    beginning of the period or issue date                                 459              274            299

Shares assumed to be repurchased under
    treasury stock method                                                (332)            (155)          (161)
                                                                      -------          -------        -------

    TOTAL                                                               4,581            4,729          4,245
                                                                      =======          =======        =======

Net Income                                                            $ 5,195          $ 4,625        $ 4,001
                                                                      =======          =======        =======

    PRIMARY NET INCOME PER SHARE                                      $  1.13          $   .98        $   .94
                                                                      =======          =======        =======

FULLY DILUTED
-------------

Weighted average number of shares outstanding
    during the period                                                   4,454            4,610          4,107

Assume exercise of warrants and options at
    beginning of the period or issue date                                 459              274            299

Shares assumed to be repurchased under
    treasury stock method                                                (283)            (155)          (160)
                                                                      -------          -------        -------

    TOTAL                                                               4,630            4,729          4,246
                                                                      =======          =======        =======

Net Income                                                            $ 5,195          $ 4,625        $ 4,001
                                                                      =======          =======        =======

    FULLY DILUTED NET INCOME PER SHARE                                $  1.12          $   .98        $   .94
                                                                      =======          =======        =======
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